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                                                                    Exhibit 12.1

                Greater Bay Bancorp Annual Report of Form 10-K
        Statements re Computation of Ratios of Earnings to Fixed Charges

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                                                               For the Years Ended December 31,
                                                               --------------------------------
                                                       2000       1999       1998       1997     1996
                                                   ----------------------------------------------------
Income before income taxes                         $ 126,780  $  76,226  $  54,563  $  43,119 $  30,536

Fixed charges:
 Interest expense                                    136,400     90,817     73,892     56,847    43,044
 Interest factor of rental expense                     2,623      2,299      1,805      1,667     1,529
                                                   ----------------------------------------------------
  Fixed charges                                      139,023     93,116     75,697     58,514    44,573
Less: interest expense on deposits                   126,817     84,842     66,757     52,653    39,868
                                                   ----------------------------------------------------

  Net fixed charges                                   12,206      8,274      8,940      5,861     4,705
                                                   ----------------------------------------------------

Earnings, excluding interest on deposits           $ 138,986  $  84,500  $  63,503  $  48,980 $  35,241
                                                   ====================================================

Ratio of earnings, excluding interest on
deposits, to net fixed charges/(1)/                    11.39x     10.21x      7.10x      8.36x     7.49x

Earnings, including interest on deposits           $ 265,803  $ 169,342  $ 130,260  $ 101,633 $  75,109
                                                   ====================================================

Ratio of earnings, including interest on
deposits, to fixed charges/(2)/                         1.91x      1.82x      1.72x      1.74x     1.69x
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/(1)/For the purposes of computing the ratio of earnings, excluding interest on deposits, to net fixed charges, earnings represent income before income taxes plus net fixed charges. Net fixed charges include interest expense, other than interest on deposits, and that portion of rental expense, generally one third, deemed representative of the interest factor.

/(2)/For the purposes of computing the ratio of earnings, including interest on deposits, to fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges include interest expense and that portion of rental expense, generally one third, deemed representative of the interest factor.